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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                           NEWGEN RESULTS CORPORATION
                           --------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)




                                   651359 10 1
                                   -----------
                                 (CUSIP Number)





                                    12/31/99
                                    --------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
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------------------------------                 ---------------------------------
CUSIP NO.  651359 10 1                13G                   PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           JOHARI INVESTMENT COMPANY LTD.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CANADA
--------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     750,629(1)
           SHARES                 ----------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   0
        PERSON WITH               ----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        750,629(1)
                                  ----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           750,629
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |-|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.48%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------
(1) INCLUDES 7,575 SHARES ISSUABLE TO JOHARI INVESTMENT COMPANY, LTD. UPON EXERCISE OF WARRANTS TO PURCHASE COMMON STOCK.


                                Page 2 of 5 pages
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------------------------------                 ---------------------------------
CUSIP NO.  651359 10 1                13G                   PAGE 3 OF 5 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           GARY SIMKIN
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CANADA
--------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,500(1)
           SHARES                 ----------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   750,629(2)
        PERSON WITH               ----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        1,500(1)
                                  ----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        750,629(2)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           752,129
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |-|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.49%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------
(1)    INCLUDES 1,500 SHARES ISSUABLE TO MR. SIMKIN UPON EXERCISE OF OPTIONS
       TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 1999.

(2) INCLUDES 7,575 SHARES ISSUABLE TO JOHARI INVESTMENT COMPANY LTD. UPON EXERCISE OF WARRANTS TO PURCHASE COMMON STOCK.


                                Page 3 of 5 pages
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ITEM 1(a).        Name of Issuer:

                  NEWGEN RESULTS CORPORATION, A DELAWARE CORPORATION

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  12680 HIGH BLUFF DRIVE, STE. 300

                  SAN DIEGO, CA  92130

ITEM 2(a).        Name of Person Filing:

                  JOHARI INVESTMENT COMPANY LTD.

                  GARY SIMKIN

ITEM 2(b).        Address of Principal Business Office or, if none, Residence:

                  1098 HILLSIDE ROAD

                  WEST VANCOUVER B.C. V7S 2E9 (each of the above entities/individuals)

ITEM 2(c).        Citizenship:

                  CANADA (each of the above entities/individuals)

ITEM 2(d).        Title of Class of Securities:

                  COMMON STOCK

ITEM 2(e).        CUSIP Number:

                  651359 10 1

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           (a)    Amount Beneficially Owned:

                  JOHARI INVESTMENT COMPANY LTD.: 750,629 SHARES (WHICH INCLUDES 7,575 SHARES ISSUABLE UPON EXERCISE OF WARRANTS TO PURCHASE COMMON STOCK).
                  GARY SIMKIN: 752,129 SHARES (WHICH INCLUDES 750,629 SHARES HELD BY JOHARI INVESTMENT COMPANY LTD. AND 1,500 SHARES ISSUABLE TO MR. SIMKIN UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 1999). MR. SIMKIN, A DIRECTOR OF NEWGEN RESULTS CORPORATION AND THE PRESIDENT OF JOHARI INVESMENT COMPANY LTD., DISCLAIMS BENEFICIAL OWNERSHIP OF THE 750,629 SHARES HELD BY JOHARI INVESTMENT COMPANY LTD. EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST THEREIN.

            (b)   Percent of Class:  Johari Investment Company Ltd.: 7.48%
                                     Gary Simkin: 7.49%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        Johari Investment Company Ltd.: 750,629
                        Gary Simkin: 1,500
                  (ii)  shared power to vote or to direct the vote:
                        Johari Investment Company Ltd.: 0
                        Gary Simkin: 750,629
                  (iii) sole power to dispose or to direct the disposition of:
                        Johari Investment Company Ltd.: 750,629
                        Gary Simkin: 1,500
                  (iv)  shared power to dispose or to direct the disposition of:
                        Johari Investment Company Ltd.: 0
                        Gary Simkin: 750,629



                               Page 4 of 5 pages
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 11, 2000
                                              ---------------------------------
                                              Date

                                              JOHARI INVESTMENT COMPANY LTD.

                                              /s/ Gary Simkin
                                              ---------------------------------
                                              Signature

                                              Gary Simkin, President
                                              ---------------------------------
                                              Printed Name


                                              /s/ Gary Simkin
                                              ---------------------------------
                                              Signature

                                              Gary Simkin
                                              ---------------------------------
                                              Printed Name




                               Page 5 of 5 pages